Exhibit 1.01

Conflict Minerals Report

Otter Tail Corporation

For the Year Ended December 31, 2017

Introduction

This report for the year ended December 31, 2017 is made by Otter Tail Corporation (the Company) in compliance with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (3TG). These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not the trading in those minerals benefits armed groups.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country (the Covered Countries), or a registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the source and chain of custody of those conflict minerals. The registrant must annually submit a specialized disclosure (Form SD) and Conflict Minerals Report (CMR) to the SEC that includes a description of those due diligence measures.

The Company has subsidiary companies operating on two platforms, electric and manufacturing. The Company’s electric utility subsidiary operates in three states serving over 400 communities. The Company’s subsidiary companies in its manufacturing platform provide metal fabrication services, thermoformed and extruded plastic products as well as polyvinyl chloride (PVC) pipe manufacturing. Of the products produced by the Company, conflict minerals, particularly tin, is necessary to the functionality or production of PVC pipe. The Company’s two PVC pipe companies have two suppliers which supply them with the product containing tin. The compound containing tin used in the manufacture of PVC pipes may well not be subject to the reporting rule because the compounds are chemically distinct from metals.

Management Systems

The Company is in the process of developing a conflict minerals policy which will establish and communicate conflict minerals goals that are reasonable and achievable. The goal is to form the expectation that the Company will hold itself and its supply chain accountable. Based on the Company’s limited use of conflict minerals and prior Reasonable Country of Origin Inquiries (RCOIs), the Company has relied on its guiding principles - particularly its commitment to integrity, people and our community.

The Company’s internal team consists of relevant subject matter experts from the functional areas including legal, accounting, engineering and procurement within its various companies. The Company’s supply chain consortium has been important in implementing the Company’s conflict minerals program. Senior leadership is periodically briefed on the program status and effectiveness.

The Company has established a system to engage relevant first-tier suppliers, who provide materials containing conflict minerals. With the limited number of suppliers, the transparency of the supply chain allows the identification of smelters in the supply chain in most instances. Additionally, the Company’s subsidiary companies which do not use conflict minerals but are involved in metal fabrication, monitor their supply chain to ensure no conflict minerals are included in any of the metal products.

The Company has enlisted the assistance of its relevant suppliers to execute its conflict minerals program. The Company has set expectations with regard to its suppliers through its disclosure requirements and made agreements with relevant suppliers to ensure compliance with obtaining the required information necessary to support the Company’s compliance with the Rule. The Company has made efforts to educate and inform its suppliers of the requirements of the Rule in order to help them improve their own performance and assist the Company in complying with Organisation for Economic Co-operation and Development (OECD) guidance.

RCOIs

The Company is many steps removed from the mining of minerals used in the production of its products. The Company has conducted an analysis of its products and found that, although it does not directly purchase 3TG minerals from its suppliers, it does purchase materials that contain tin. The Company relies on both of its PVC pipe companies' Tier 1 suppliers to provide information on the origin of the tin contained in components necessary to the functionality or production of PVC pipe by utilizing the Responsible Minerals Initiative (RMI) Conflict Minerals Reporting Template (CMRT), which allows the Company to perform RCOIs.

Due Diligence

The Company’s due diligence is designed to conform to the guidance in OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. The Company’s due diligence process includes requesting both of its suppliers of products containing tin to complete the CMRT survey in order to obtain information about the smelters or refiners in the Company’s supply chain. The Company has determined that these actions represent the most reasonable effort the Company can make to determine the mines or locations of origin of the 3TG minerals in its supply chain.

One supplier did not source conflict minerals from any of the Covered Countries. The other supplier indicated that the smelters in its supply chain may have feedstock that originates in the Covered Countries and supplied the Company with a list of all the smelters used in the supplier’s supply chain. This supplier represented that the listed smelters are compliant with the relevant RMI Conflict-Free Smelter Program assessment protocol. The Company used public sources to confirm that the listed smelters are compliant with the relevant RMI Conflict-Free Smelter Program assessment protocol.

Determination

Based on the information provided by the Company’s suppliers, the Company believes the facilities that have been used to process the tin used in the production of its PVC pipe products include the RMI compliant smelters listed in Appendix I below. The Company has found no reasonable basis for concluding that these smelters sourced conflict minerals that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.

Steps for Risk Mitigation

The Company plans to undertake the following steps during 2018 to improve its due diligence to further ensure that its purchase of material containing 3TG minerals necessary to the functionality or production of its products does not benefit armed groups in the Covered Countries:

1.	Continue dialogue with relevant suppliers to gain a common understanding of the importance of compliance in satisfying the Company’s requirements under the Rule.
2.	Continue using current processes within the Company’s supply chain organization in working with suppliers to obtain required information.
3.	Review third party programs as necessary to further improve the Company’s conflict mineral process in obtaining accurate and complete information.

APPENDIX I

Mineral	Smelter Name	Country Location of Smelter
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Minsur	PERU
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	Mineração Taboca S.A.	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	Thaisarco	THAILAND
Tin	Metallo Belgium N.V.	BELGIUM
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	CV Aji Jaya	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	ENAF	BOLIVIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA